Exhibit 8.1

ORTIZ, SAINZ Y ERREGUERENA

ABOGADOS

GABRIEL ORTÍZ GÓMEZ	ANGEL JOSÉTURANZAS DÍAZ
JORGE SAINZ ALARCÓN	LUIS EDUARDO MERUINNE M.
JOSÉ MIGUEL ERREGUERENA A.
ARTURO PÉREZ ROBLES
CARLOS YÁNEZ ALEGRÍA

August 17, 2004

Grupo TMM, S.A.

Avenida de la Cúspide, No. 4755

Colonia Parques del Pedregal

14010 Mexico, D.F.

RE.: Grupo TMM S.A. Registration on Form F-1

Ladies and Gentlemen:

We have acted as special Mexican Tax Counsel to Grupo TMM, S.A., a sociedad anónima organized under the laws of Mexico (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission"), of the registration statement on Form F-1 (the "Registration Statement") relating to resale by certain selling holders of the Company's senior notes due 2007 (the "New Notes") issued under an indenture (the "Indenture") entered into between the Company and The Bank of New York, as trustee(the "Trustee").

Based upon and subject to the qualifications and limitations set forth under the caption "Material Mexican Federal Income Tax Considerations" in the Registration Statement and the qualifications and limitations set forth herein, we are of the opinion that the statements contained under such caption are, to the extent they concern matters of law or legal conclusions, correct in all material respects and that such statements constitute our opinion.

Very truly yours,

/s/ ORTIZ, SAINZ Y ERREGUERENA, S.C.
Ortiz, Sainz y Erreguerena, S.C.
by Jorge Sainz A.
Partner

Sierra Candela 111 4o. y 9o. Pisos Colonia Lomas de Chapultepec, Delegacion Miguel Hidalgo México, D.F. 11000

www.ose.com.mx Tel. (55) 5540-7800 Fax (55) 5520-2140 e-mail ose@ose.com.mx